Filed Pursuant to Rule 424(b)(5)
Registration No. 333-194431

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Ordinary shares, par value $0.001 per share, of Weatherford International plc	115,000,000	$649,750,000	$65,429.83

(1)	Assumes exercise in full of the underwriter’s option to purchase up to an aggregate of 15,000,000 additional ordinary shares from the registrant.
(2)	This filing fee is calculated in accordance with Rule 457(r) and relates to the Registration Statement on Form S-3 (File No. 333-194431) filed by Weatherford International Ltd. on March 7, 2014.

Prospectus supplement

(To prospectus dated June 17, 2014)

100,000,000 Ordinary shares

Weatherford International plc

We are selling 100,000,000 ordinary shares in this offering.

We have granted the underwriters an option to purchase, on the same terms and conditions as set forth below, up to 15,000,000 additional ordinary shares within 30 days from the date of this prospectus.

Our ordinary shares are listed for trading on the New York Stock Exchange (“NYSE”) under the symbol “WFT.” On March 1, 2016, the last reported sale price of our ordinary shares on the NYSE was $6.19 per share.

	Per share	Total

Public Offering Price	$5.65	$565,000,000

Underwriting Discount(1)	$0.1695	$16,950,000

Proceeds to us (before expenses)	$5.4805	$548,050,000

(1)	Please read “Underwriting” for a description of all underwriting compensation payable in connection with this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities described herein or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our ordinary shares involves risks. Before buying our ordinary shares, you should read the discussion of material risks described in “Risk Factors” beginning on page S-4 of this prospectus supplement for more information.

For the avoidance of doubt, this document is not intended to be and is not a prospectus for the purposes of the Companies Act 2014 of Ireland (the “Irish Companies Act”), the Prospectus Directive (2003/71/EC) Regulations 2005 of Ireland (as amended) or the Prospectus Rules issued by the Central Bank of Ireland, and the Central Bank of Ireland has not approved this document.

The underwriters expect to deliver the shares on or about March 7, 2016 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

J.P. Morgan	Morgan Stanley

Senior Co-Managers

Citigroup	Credit Agricole CIB
Deutsche Bank Securities	MUFG
RBC Capital Markets	Wells Fargo

Co-Managers

Barclays	SEB
TD Securities	HSBC
UniCredit Capital Markets	BBVA

Prospectus Supplement dated March 1, 2016

Prospectus supplement

Prospectus

S-i

You should rely solely on the information contained in this prospectus supplement, the accompanying prospectus, or in any related free writing prospectus issued by us (which we refer to as an “Issuer free writing prospectus”) and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related issuer free writing prospectus, or any document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

S-ii

About this prospectus supplement

This document contains two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find Additional Information.”

Notice to investors

This document is not a prospectus within the meaning of the Irish Companies Act, the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland (as amended) or the Prospectus Rules issued by the Central Bank of Ireland. No offer of shares to the public is made, or will be made, that requires the publication of a prospectus pursuant to Irish prospectus law (within the meaning of Part 23 of the Irish Companies Act) or the Prospectus Directive (2003/71/EC) (as amended). This document has not been approved or reviewed by or registered with the Central Bank of Ireland or any other competent authority or regulatory authority in the European Economic Area. This document does not constitute investment advice or the provision of investment services within the meaning of the European Communities (Markets in Capital Instruments) Regulations 2007 of Ireland (as amended) or the Markets in Financial Instruments Directive (2004/39/EC). Weatherford is not an authorized investment firm within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland (as amended) or the Markets in Financial Instruments Directive (2004/39/EC) and the recipients of this document should seek independent legal and financial advice in determining their actions in respect of or pursuant to this document.

S-iii

Cautionary statement regarding forward-looking statements

The information in this prospectus supplement and the accompanying prospectus, including in the documents incorporated by reference herein and therein, contains various statements relating to future financial performance and results, including certain projections, business trends and other statements that are not historical facts. These statements constitute “Forward-Looking Statements” as defined in the Securities Act of 1933, as amended (the “Securities Act”), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “budget,” “strategy,” “plan,” “guidance,” “outlook,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words.

Forward-looking statements reflect our beliefs and expectations based on current estimates and projections. While we believe these expectations, and the estimates and projections on which they are based, are reasonable and were made in good faith, these statements are subject to numerous risks and uncertainties. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecasted in the forward-looking statements. Furthermore, from time to time, we update the various factors we consider in making our forward-looking statements and the assumptions we use in those statements. However, we undertake no obligation to correct, update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws. The following sets forth various risks and uncertainties relating to those statements. Certain of these risks and uncertainties may cause actual results to be materially different from projected results contained in forward-looking statements in this prospectus supplement and the accompanying prospectus and in our other disclosures. These risks and uncertainties include, but are not limited to, those described under “Risk Factors” in this prospectus supplement, the accompanying prospectus, our most recent Annual Report on Form 10-K (the “Form 10-K”) and the following:

•

the price volatility of oil, natural gas and natural gas liquids, including the impact of the significant prolonged decline in the price of these commodities on our financial condition and results of operations;

•	our ability to realize expected revenues and profitability levels from current and future contracts;

•	our high level of indebtedness and our ability to service our indebtedness;

•	global political, economic and market conditions, political disturbances, war, terrorist attacks, changes in global trade policies, and international currency fluctuations;

•	nonrealization of expected benefits from our acquisitions or business dispositions and our ability to execute such acquisitions and dispositions;

•

our ability to manage our workforce, supply chain and business processes, information technology systems and technological innovation and commercialization, including the impact of our 2014, 2015 and 2016 cost reduction plans;

•	increases in the prices and availability of our raw materials;

•	potential non-cash asset impairment charges for long-lived assets, goodwill, intangible assets or other assets;

•	changes to our effective tax rate;

•

potential charges arising out of the U.S. Securities and Exchange Commission (“SEC”) and Department of Justice investigation into the circumstances surrounding the prior material weakness in our internal controls over financial reporting for income taxes and the restatements of our historical financial statements in 2011 and 2012;

S-iv

•	downturns in our industry which could further affect the carrying value of our goodwill;

•	member-country quota compliance within the Organization of Petroleum Exporting Countries;

•	adverse weather conditions in certain regions of our operations;

•	our ability to realize the expected benefits from our 2014 redomestication from Switzerland to Ireland and to maintain our Swiss tax residency;

•	failure to ensure on-going compliance with current and future laws and government regulations, including but not limited to environmental, tax and accounting laws, rules and regulations; and

•	limited access to capital, significantly higher cost of capital, or difficulty raising additional funds in the equity or debt capital markets.

Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act. For additional information regarding risks and uncertainties, see our other filings with the SEC.

S-v

Prospectus supplement summary

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making an investment decision. We urge you to read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully, including the historical financial statements and notes to those financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. Please read “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and similar sections in any subsequent Exchange Act reports that we incorporate by reference in this prospectus supplement and the accompanying prospectus for more information about important risks that you should consider before investing in the ordinary shares.

Overview

Weatherford International plc, an Irish public limited company, together with its subsidiaries as the context requires (“Weatherford,” the “Company,” “we,” “us” and “our”), is a multinational oilfield service company. Weatherford is one of the world’s leading providers of equipment and services used in the drilling, evaluation, completion, production and intervention of oil and natural gas wells. We conduct operations in over 100 countries and have service and sales locations in nearly all of the oil and natural gas producing regions in the world.

Our principal business is to provide equipment and services to the oil and natural gas exploration and production industry, both on land and offshore, through our three business groups: (1) Formation Evaluation and Well Construction, (2) Completion and Production and (3) Land Drilling Rigs, which together include 14 product lines.

Corporate Information

Our headquarters are located at Bahnhofstrasse 1, 6340 Baar, Switzerland and our telephone number at that location is +41.22.816.1500. We are incorporated in Ireland; however, we are a Swiss tax resident.

The offering

Issuer	Weatherford International plc.

Ordinary shares offered by us	100,000,000 ordinary shares.

Option to purchase additional shares	The underwriters have a 30-day option to purchase 15,000,000 ordinary shares.

Ordinary shares outstanding after this offering	879,537,744 ordinary shares (894,537,744 ordinary shares if the underwriters exercise their option to purchase additional ordinary shares in full).[1]

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of existing indebtedness. See “Use of Proceeds.”

Dividend policy	We do not currently pay, and do not anticipate paying in the future, any cash dividends on our ordinary shares. Please read “Dividend Policy” in this prospectus supplement.

Risk factors	Investing in our ordinary shares involves risks. Before deciding to invest in our ordinary shares, you should carefully read and consider the information set forth in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this prospectus supplement and the “Risk Factors” section of our Annual Report on Form 10-K, and all other information set forth in, or incorporated by reference into, this prospectus supplement.

Trading symbol	Our ordinary shares are listed on the NYSE under the symbol “WFT.”

Conflicts of interest	Because affiliates of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are lenders under our revolving credit facility and will receive more than 5% of the net proceeds of this offering due to the repayment of a portion of the revolving credit facility by us, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are deemed to have a “conflict of interest” under Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rules. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our ordinary shares. See “Use of Proceeds” and “Underwriting.”

1	The number of ordinary shares to be outstanding after this offering is based on 779,537,744 shares outstanding as of February 19, 2016, and excludes:

•	2,491,360 ordinary shares issuable upon the exercise of outstanding and vested stock options, at a weighted average exercise price of $14.69 per ordinary share;

•	13,407,223 ordinary shares subject to restricted share units outstanding, at a weighted average grant date fair value of $11.87;

•	1,355,415 ordinary shares subject to 2015 and prior performance units outstanding, at a weighted average grant date fair value of $12.28;

•	2,112,279 ordinary shares subject to 2016 performance units outstanding, at a weighted average grant date close price of $6.19; and

•	13,730,435 ordinary shares reserved for future issuance under equity incentive plans.

Unless we specifically state otherwise, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to 15,000,000 additional ordinary shares in this offering.

Risk factors

Investing in our ordinary shares involves a high degree of risk. Before deciding whether to purchase our ordinary shares, you should carefully consider the risks and uncertainties described below as well as those described under “Risk Factors” in our Form 10-K, together with all of the other information included in, or incorporated by reference into, this prospectus. See “Incorporation by Reference.” If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline and you could lose some or all of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks relating to our ordinary shares

The price of our ordinary shares may be volatile.

The trading price of our ordinary shares has historically fluctuated significantly. For example, in 2014, the high closing price per ordinary share on the NYSE was $24.06; in 2016, the low closing price per share was $5.61; and on March 1, 2016, the last reported sale price of our ordinary shares on the NYSE was $6.19 per share. The price of our ordinary shares could be subject to wide fluctuations in the future in response to many events or factors, including those discussed in this risk factors section, as well as:

•	actual or anticipated fluctuations in operating results;

•	declines in the market prices of oil and natural gas;

•	changes in expectations as to future financial performance or buy/sell recommendations of securities analysts;

•	acquisitions, strategic alliances or joint ventures involving us or our competitors;

•	actions of our current stockholders, including sales of ordinary shares by our directors and executive officers;

•	the arrival or departure of key personnel;

•	our, or a competitor’s, announcement of new products, services or innovations; and

•	the operating and stock price performance of other comparable companies.

General market conditions and domestic or international macroeconomic factors unrelated to our performance may also affect the price of our ordinary shares. For these reasons, investors should not rely on recent trends to predict future prices of our ordinary shares or financial results.

Future issuances of equity or equity-linked securities by us may cause the market price of ordinary shares to fall.

As of February 19, 2016, we had 779,537,744 ordinary shares issued and outstanding. As of February 19, 2016, 2,491,360 ordinary shares were authorized for issuance upon exercise of stock options (of which 14,800 were exercisable), 13,407,223 ordinary shares were authorized for issuance upon the vesting of restricted stock units and 3,467,694 ordinary shares were authorized for issuance upon the vesting of performance share units. The issuance of the ordinary shares offered hereby and the sale of additional shares that may become eligible for sale in the public market from time to time, could have the effect of depressing the market price for our ordinary shares.

Our holding company structure may impact our ability to service debt.

We are a holding company with no material assets other than the capital stock of our subsidiaries. As a result, our ability to repay our indebtedness is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, loan, debt repayment or otherwise. Our subsidiaries do not have any obligation to make funds available to us to repay our indebtedness. Dividends from subsidiaries that are not wholly owned are shared with other equity owners. In addition, cash at our international operations is also subject to foreign withholding taxes upon repatriation.

In addition, our subsidiaries may not be able to, or be permitted to, make distributions to enable us to repay our indebtedness. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. Our rights to participate in any distribution of our subsidiaries’ assets upon their liquidation, reorganization or insolvency would generally be subject to the prior claims of the subsidiaries’ creditors, including any trade creditors.

Irish law differs from the laws in effect in the United States and may afford less protection to holders of ordinary shares.

It may not be possible to enforce court judgments obtained in the United States against Weatherford in Ireland based on the civil liability provisions of the U.S. federal or state securities laws. In addition, there is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against Weatherford or its directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against Weatherford or those persons based on those laws. Weatherford has been advised that the United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland.

As an Irish company, Weatherford International plc is governed by the Irish Companies Act, which differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including, among others, differences relating to interested director and officer transactions and shareholder lawsuits. Likewise, the duties of directors and officers of an Irish company generally are owed to the company only. Shareholders of Irish companies generally do not have a personal right of action against directors or officers of the company and may exercise such rights of action on behalf of the company only in limited circumstances. Accordingly, holders of ordinary shares may have more difficulty protecting their interests than would holders of securities of a corporation incorporated in a jurisdiction of the United States.

Weatherford International plc has never declared or paid cash dividends on its share capital and it does not expect to pay any cash dividends in the near future.

Weatherford International plc has never declared or paid cash dividends on its share capital and does not expect to pay any cash dividends in the near future. If Weatherford International plc proposes to pay dividends in the future, it must do so in accordance with Irish law, which provides that distributions including dividend payments, share repurchases and redemptions be funded from “distributable reserves.” See “Description of Our Ordinary Shares—Dividends.” Any future determination as to the payment of dividends will, subject to Irish legal requirements, be at the sole discretion of Weatherford International plc’s board of directors and will depend on Weatherford International plc’s consolidated financial condition, results of operations, capital requirements, compliance with existing and future borrowing arrangements, and other factors Weatherford International plc’s board of directors deems relevant. Accordingly, holders of ordinary shares must rely on increases in the trading price of their shares for returns on their investment in the foreseeable future.

A transfer of ordinary shares may be subject to Irish stamp duty.

In certain circumstances, the transfer of shares in an Irish incorporated company will be subject to Irish stamp duty, which is a legal obligation of the buyer. This duty is currently charged at the rate of 1.0% of the price paid or the market value of the shares acquired, if higher. Because Weatherford International plc’s ordinary shares are traded on a recognized stock exchange in the United States, an exemption from this stamp duty is available to transfers by shareholders who hold ordinary shares beneficially through brokers which in turn hold those shares through the Depository Trust Company (“DTC”) to holders who also hold through DTC. However, a transfer by or to a record holder who holds ordinary shares directly in his, her or its own name could be subject to this stamp duty. Weatherford International plc, in its absolute discretion and insofar as the Irish Companies Act or any other applicable law permit, may, or may provide that a subsidiary of Weatherford International plc will, pay Irish stamp duty arising on a transfer of ordinary shares on behalf of the transferee of such ordinary shares. If stamp duty resulting from the transfer of ordinary shares which would otherwise be payable by the transferee is paid by Weatherford International plc or any of its subsidiaries on behalf of the transferee, then in those circumstances, Weatherford International plc will, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee or the transferor (at its discretion), (ii) set-off the stamp duty against any dividends payable to the transferee of those ordinary shares and (iii) claim a first and permanent lien on the ordinary shares on which stamp duty has been paid by Weatherford International plc or its subsidiary for the amount of stamp duty paid. Weatherford International plc’s lien shall extend to all dividends paid on those ordinary shares. Parties to a share transfer may assume that any Irish stamp duty arising in respect of a transaction in Weatherford International plc’s shares has been paid unless one or both of such parties is otherwise notified by Weatherford International plc.

A transfer of ordinary shares may be subject to Swiss transfer stamp duty.

In certain circumstances, the transfer of shares in an Irish incorporated, but Swiss tax resident company, will be subject to Swiss transfer stamp duty irrespective of the place of residency of the purchaser or seller if (i) the transaction takes place through or with a Swiss bank or other Swiss securities dealer, as those terms are defined in the Swiss Federal Stamp Duty Act, and (ii) no exemption applies in the specific case. The applicable transfer stamp duty rate would be 0.15% for each of the two parties to a transaction provided that no (partial) exemption applies and is calculated based on the purchase price or sale proceeds. If the transaction does not involve cash consideration, the transfer stamp duty is computed on the basis of the market value of the consideration. If a purchase or sale is not entered into through or with a Swiss bank or other Swiss securities dealer as defined in the Swiss Federal Stamp Duty Act, then no Swiss stamp tax will be due.

Dividends paid by Weatherford International plc may be subject to Swiss dividend withholding tax.

In certain circumstances, as a Swiss tax resident company, Weatherford International plc will be required to deduct Swiss dividend withholding tax (currently at the rate of 35%) from dividends (including deemed dividends) and similar distributions paid to Weatherford International plc’s shareholders. Such Swiss withholding tax is due regardless of the place of residency of the shareholder. Shareholders that are resident in the United States, EU countries and other countries with which Switzerland has signed a tax treaty may be entitled to a partial or full refund of the Swiss withholding tax. Swiss withholding tax could adversely affect the price of ordinary shares.

U.S. persons that own, or are deemed to own, 10% or more of our shares may be subject to U.S. federal income taxation under the CFC rules and may also subject the Company to increased taxation. The potential for shareholders to be taxed under the CFC rules may impact demand for our shares.

Currently, certain of our subsidiary corporations are not considered controlled foreign corporations (“CFCs”) because they are less than 50% owned by our U.S. group of subsidiaries and other 10% or greater U.S.

shareholders. However, there is a risk that if a U.S. shareholder holds 10% or more of our shares, directly, indirectly, constructively or by attribution, that some of our subsidiaries could be classified as CFCs for U.S. federal income tax purposes. If one or more of our subsidiaries is classified as a CFC, any shareholder that is a U.S. person that owns, directly or indirectly, constructively or by attribution, 10% or more of our outstanding shares, as well as the Company, may be subject to U.S. income taxation at ordinary income tax rates on all or a portion of the CFC’s undistributed earnings and profits attributable to “subpart F income.” The CFC rules are complex and U.S. persons that hold our shares are urged to consult their own tax advisors regarding the possible application of the CFC rules to them in their particular circumstances. The risk of being subject to increased taxation may deter our current shareholders from acquiring additional ordinary shares or new shareholders from establishing a position in our ordinary shares. Either of these scenarios could impact the demand for, and value of, our shares.

Each purchaser in this offering will experience immediate and substantial dilution in the net tangible book value per ordinary share it purchases in this offering.

Since the public offering price per ordinary share being offered is substantially higher than the net tangible book value per ordinary share outstanding prior to this offering, the purchasers in this offering will suffer substantial dilution in the net tangible book value of the ordinary shares they purchase in this offering. Based on the public offering price of $5.65 per ordinary share, the purchasers will suffer immediate and substantial dilution of $3.65 per ordinary share, representing the difference in the as adjusted net tangible book value per ordinary share as of December 31, 2015 after giving effect to this offering. See the section entitled “Dilution” below for a more detailed discussion of the dilution the purchasers will incur if they purchase our securities in this offering.

The purchasers in this offering may experience future dilution.

In order to raise additional capital, we may in the future offer additional ordinary shares or other securities convertible into, or exchangeable for, our ordinary shares at prices that may not be the same as the price per ordinary share in this offering. We have an effective shelf registration statement from which additional ordinary shares and other securities can be offered. We cannot assure you that we will be able to sell ordinary shares or other securities in any other offering at a price per share that is equal to or greater than the price per ordinary share paid by investors in this offering. If the price per ordinary share at which we sell additional ordinary shares or related securities in future transactions is less than the price per ordinary share in this offering, investors who purchase our ordinary shares in this offering will suffer a dilution of their investment. You will incur dilution upon vesting of any outstanding restricted share awards, restricted share units or performance units or upon exercise of any outstanding stock options.

Use of proceeds

We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of existing indebtedness.

As of December 31, 2015, we had approximately $967 million of borrowings outstanding under our $2.25 billion revolving credit facility, which is due on July 13, 2017. On February 1, 2016 we amended our revolving credit agreement and reduced the limit of borrowings to $2 billion. Interest on our revolving credit facility currently accrues at the London Interbank Offered Rate plus 1.925%. The weighted average interest rate on the amounts outstanding under our revolving credit facility as of December 31, 2015 was 2.86%. The proceeds from these borrowings were used for working capital and general corporate purposes.

Because affiliates of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are lenders under our revolving credit facility and will receive more than 5% of the net proceeds of this offering due to the repayment of a portion of the revolving credit facility by us, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are deemed to have a “conflict of interest” under Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rules. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our ordinary shares. See “Underwriting.”

Dilution

Purchasers of our ordinary shares in this offering will suffer an immediate and substantial dilution in net tangible book value per ordinary share. Net tangible book value per share represents our total tangible assets (which excludes goodwill and other intangible assets), less our total liabilities, divided by the aggregate number of ordinary shares outstanding. Our net tangible book value as of December 31, 2015 was approximately $1.2 billion, or approximately $1.55 per outstanding ordinary share.

After giving effect to the sale of the maximum number of ordinary shares offered hereby as set forth on the cover page of this prospectus supplement, and after deducting the underwriter’s fees and the estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2015 would have been approximately $1.75 billion, or $2.00 per ordinary share. This amount represents an immediate increase in net tangible book value of $0.45 per ordinary share as a result of this offering. The following table illustrates this increase in our net tangible book value per ordinary share:

Public offering price per ordinary share	$5.65
Net tangible book value per share as of December 31, 2015	1.55
Increase in net tangible book value per share attributable to new investors	0.45
Adjusted net tangible book value per share as of December 31, 2015 after giving effect to this offering	2.00
Dilution per share to new investors	3.65

The amounts above are based on 779,158,216 ordinary shares outstanding as of December 31, 2015. The information above excludes, as of that date, the following:

•	2,503,000 ordinary shares issuable upon the exercise of outstanding and vested stock options, at a weighted average exercise price of $14.67 per ordinary share;

•	11,964,000 ordinary shares subject to restricted share units outstanding, at a weighted average grant date fair value of $12.94;

•	2,857,000 ordinary shares subject to performance units outstanding, at a weighted average grant date fair value of $11.17; and

•	16,975,000 ordinary shares reserved for future issuance under equity incentive plans.

To the extent that any of these options, restricted share awards, restricted share units or performance units are exercised or become vested, as applicable, these issuances will cause dilution to the investors purchasing ordinary shares in this offering.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2015:

•	on an actual basis; and

•

as adjusted to give effect to the issuance and sale of the ordinary shares after deducting fees payable to the underwriters and to give effect to our use of net proceeds as if such had occurred on December 31, 2015.

	December 31, 2015
	Actual	As adjusted
	(In millions, except par value)
Cash and cash equivalents	$467	$467

Short-term Borrowings and Current Portion of Long-term Debt:
Revolving credit facility(1)	967	419
Other short-term bank loans	214	214

Total short-term borrowings	1,181	633
Current portion of long-term debt	401	401

Short-term Borrowings and Current Portion of Long-term Debt	1,582	1,034
Long-term Debt:
Outstanding Senior Notes	5,776	5,776
Other	103	103

Long-term debt	5,879	5,879

Total indebtedness	7,461	6,913

Shareholders’ Equity:
Ordinary Shares—$0.001 par value; Authorized 1,356 shares, Issued and outstanding 779 shares (actual) and 879 shares (as adjusted);	1	1
Capital in Excess of Par Value	5,502	6,050
Retained Earnings	442	442
Accumulated Other Comprehensive Loss	(1,641)	(1,641)

Weatherford Shareholders’ Equity	4,304	4,852
Noncontrolling Interests	61	61

Total Shareholders’ Equity	4,365	4,913

Total capitalization	11,826	11,826

(1)	At December 31, 2015, we had a $2.25 billion unsecured, revolving credit agreement that matures on July 13, 2017. The revolving credit agreement can be used for a combination of borrowings, including support for our former commercial paper program and issuances of letters of credit. This agreement required that we maintain a debt-to-total capitalization ratio of less than 60%, and we were in compliance with this covenant at December 31, 2015. On February 1, 2016, we amended our Credit Agreement and reduced the borrowing limit to $2 billion. The amended Credit Agreement requires that we maintain a debt-to-total capitalization ratio of less than 70% for the quarters ending March 31 and June 30, 2016, and 60% thereafter. At December 31, 2015, we had $1.3 billion available under the Credit Agreement, and there were $16 million in outstanding letters of credit under the revolving credit facility.

This table should be read in conjunction with, and is qualified in its entirety by reference to, “Use of Proceeds” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes in our Form 10-K which are incorporated by reference in this prospectus supplement.

Dividend policy

We have never declared or paid cash dividends on our shares. We intend to retain any future earnings and do not expect to pay any cash dividends in the near future.

Our future dividend policy is within the discretion of our board of directors and will depend upon then existing conditions, including our results of operations, financial condition, capital requirements, investment opportunities, statutory restrictions on our ability to pay dividends and other factors our board of directors may deem relevant.

Market price of our ordinary shares

Our shares are traded under the symbol “WFT” on the NYSE. As of February 19, 2016, there were 1,925 shareholders of record. The following table sets forth, for the periods indicated, the range of high and low sales prices per share for our ordinary shares as reported on the NYSE.

	High	Low

2016
First Quarter (through March 1, 2016)	$8.80	$4.95

2015
First Quarter	$13.12	$9.40
Second Quarter	$14.91	$12.10
Third Quarter	$12.35	$7.21
Fourth Quarter	$11.49	$7.52

2014
First Quarter	$17.53	$13.07
Second Quarter	$23.25	$16.68
Third Quarter	$24.88	$20.00
Fourth Quarter	$20.89	$10.07

On March 1, 2016, the closing price of our ordinary shares was $6.19 per share.

Description of our ordinary shares

The following description is a summary of our share capital. This summary does not purport to be complete and the statements in this summary are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Irish Companies Act and our memorandum and articles of association, which is incorporated herein by reference. We encourage you to read those laws and documents carefully.

Capital Structure

Authorized Share Capital

As of February 19, 2016, our authorized share capital is €40,000 and $1,356,000 divided into 40,000 deferred ordinary shares with a nominal value of €1.00 per share and 1,356,000,000 ordinary shares with a nominal value of $0.001 per share. The authorized share capital includes 40,000 deferred ordinary shares with a nominal value of €1.00 per share in order to satisfy statutory requirements for the incorporation of all Irish public limited companies.

We may allot and issue shares subject to the maximum authorized share capital contained in the memorandum and articles of association. The authorized maximum may be increased or reduced by a simple majority of votes cast, in person or by proxy, at a general meeting of shareholders (referred to under Irish law as an “ordinary resolution”). We may from time to time issue shares with such preferred or deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as determined by an ordinary resolution of the shareholders.

Under Irish law, the board of directors of a company may issue new ordinary shares having the rights provided for in the articles of association without shareholder approval once authorized to do so by the articles of association or by an ordinary resolution adopted by the shareholders at a general meeting, subject at all times to the maximum authorized share capital. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. Because of this requirement of Irish law, we have been authorized in our articles of association and by ordinary resolution to issue new ordinary shares having the rights provided for in the articles of association without shareholder approval for a period of five years from June 6, 2014, up to the maximum authorized, but unissued, share capital. The rights and restrictions to which the ordinary shares are subject are prescribed by our articles of association.

Irish law does not recognize fractional shares held of record. Accordingly, our articles of association do not provide for the issuance of fractional shares, and the official Irish register does not reflect any fractional shares.

Whenever an alteration or reorganization of our share capital would result in any shareholder becoming entitled to fractions of a share, our directors may, on behalf of those shareholders that would become entitled to fractions of a share arrange for the sale of the shares representing fractions and distribute the net proceeds of such sale in due proportion among the shareholders who would have been entitled to the fractions and for this purpose our directors may authorize any person to execute any instruments or other documents required to transfer the shares representing fractions to the transferee thereof. The transferee shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

Issued Share Capital

As of February 19, 2016, our issued share capital is $779,537, comprised of 779,537,744 ordinary shares with a nominal value of $0.001 per share.

Preemption Rights, Share Warrants and Options

Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, we opted out of these preemption rights in our articles of association and by special resolution as permitted under Irish law. Because Irish law requires this opt-out to be renewed every five years by a special resolution of the shareholders, this opt-out must be so renewed in accordance with Irish statutory requirements. A “special resolution” requires the approval of not less than 75% of the votes cast, in person or by proxy, at a general meeting of our shareholders at which a quorum is present. If the opt-out is not renewed, shares to be issued for cash must be offered to our existing shareholders on a pro rata basis to their existing shareholding before the shares may be issued to any new shareholders. Statutory preemption rights do not apply:

•	where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition);

•	to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution); or

•	where shares are issued pursuant to employee equity compensation plans.

Under Irish law, we are prohibited from allotting shares without consideration. Accordingly, at least the nominal value of the shares issued underlying any restricted share award, restricted share unit, performance share awards, bonus shares or any other share-based grants must be paid pursuant to the Irish Companies Act.

Our articles of association provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which we are subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Act provides that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. We are subject to the rules of the NYSE and the U.S. federal tax laws that require shareholder approval of certain equity plan and share issuances. Our board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant maximum authorized share capital for the time being in effect).

Dividends

Under Irish law, dividends and distributions may only be made from distributable profits. “Distributable profits” generally means accumulated realized profits, so far as not previously utilized by distribution or capitalization, less accumulated realized losses, so far as not previously written off in a reduction or reorganization of capital, duly made, and includes reserves created by way of a court-approved share capital reduction. In addition, no distribution or dividend may be made unless our net assets are equal to, or in excess of, the aggregate of our paid-up share capital plus undistributable reserves and the distribution or dividend does not reduce our net assets below such aggregate.

Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which our accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed our accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not we have sufficient distributable profits to fund a dividend must be made by reference to our “relevant entity financial statements.” The “relevant entity financial statements” will be either the last set of unconsolidated annual audited financial statements or “initial” or “interim” financial statements properly prepared in accordance with the Irish Companies Act, which give a “true and fair view” of our unconsolidated financial position and accord with accepted accounting practice. The relevant entity financial statements are filed in the Companies Registration Office (the official public registry for companies in Ireland).

Our articles of association authorize the board of directors to declare dividends without shareholder approval to the extent that the declaration of such dividends appears justified by profits. Our directors may also recommend a dividend to be approved and declared by the shareholders at an annual general meeting and may direct that the payment be made by distribution of assets, shares or cash. No dividend may exceed the amount recommended by our directors.

Dividends may be declared and paid in the form of cash, property, stock or other non-cash assets and may be paid in dollars or any other currency.

Our directors may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to us in relation to the ordinary shares.

Share Repurchases, Redemptions and Conversions

Overview

Our articles of association provide that, unless our directors determines otherwise, any ordinary share that we have agreed to acquire shall be automatically converted into a redeemable share. Accordingly, for purposes of Irish law, the repurchase of ordinary shares by Weatherford may technically be effected as a redemption.

If our articles of association did not contain such provision, all repurchases by us would be subject to many of the same rules that apply to purchases of our shares by subsidiaries described below under “—Purchases by Subsidiaries” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange.” Except where otherwise noted, references elsewhere in this prospectus supplement to repurchasing or buying back our shares refer to the redemption of shares by Weatherford or the purchase of shares of Weatherford by a subsidiary of Weatherford, in each case in accordance with our memorandum and articles of association and Irish law as described below.

Repurchases and Redemptions

Under Irish law, repurchased and redeemed shares may be cancelled or held as treasury shares. The aggregate nominal value of shares held in treasury at any time must not exceed 10% of the aggregate nominal value of our issued share capital. We may not exercise any voting rights in respect of any shares held as treasury shares. We may cancel treasury shares or re-issue them subject to certain conditions.

We may also issue redeemable shares and redeem them out of distributable profits or the proceeds of a new issue of shares for that purpose. We may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the aggregate nominal value of our entire issued share capital. All redeemable shares must also be fully paid-up and the terms of redemption of the shares must provide for payment on redemption. We may also be given authority to purchase our own shares on-market on a recognized stock exchange such as the NYSE or off-market with such authority to be given by its shareholders at a general meeting, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by our subsidiaries.

Purchases by Subsidiaries

Under Irish law, our subsidiaries may purchase our ordinary shares on-market on a recognized stock exchange such as NYSE or off-market.

For one of our subsidiaries to make on-market purchases of ordinary shares, our shareholders must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase of ordinary shares by one of our subsidiaries is required. For a purchase by a subsidiary of the ordinary shares off-market, the proposed purchase contract must be authorized by special resolution of our shareholders before the contract is executed. The person whose shares are to be bought back cannot vote in favor of the special resolution, and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by our shareholders at our registered office.

The number of shares in our capital held by our subsidiaries at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of our issued share capital. While a subsidiary holds shares in our capital, such subsidiary cannot exercise any voting rights in respect of those shares. The acquisition of ordinary shares by a subsidiary must be funded out of distributable profits of the subsidiary.

Lien on Shares, Calls on Shares and Forfeiture of Shares

Our articles of association provide that we will have a first and paramount lien on every share for all moneys, whether currently due or not, payable in respect of such share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. The provision is a standard inclusion in the articles of association of an Irish public limited company such as Weatherford and will only be applicable to our shares that have not been fully paid-up.

Consolidation and Division; Subdivision

Our articles of association provide that we may, by ordinary resolution, consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares, or subdivide our shares into smaller amounts than is fixed by our memorandum of association.

Reduction of Share Capital

We may, by ordinary resolution, effect a reduction in our authorized but unissued share capital by cancelling unissued shares. We also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel our issued share capital in any way permitted by the Irish Companies Act.

Annual Meetings of Shareholders

As a matter of Irish law, we are required to hold an annual general meeting at intervals of no more than 15 months from the previous annual general meeting, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after our fiscal year-end.

Our articles of association provide that business may be properly brought before a meeting if directed by a court of competent jurisdiction or if the chairman decides in his discretion that it may be regarded as within the scope of the meeting. The provisions of our articles of association relating to general meetings shall apply to every general meeting of the holders of any class of shares.

As provided under Irish law, notice of an annual or extraordinary general meeting must be given to all our shareholders and to our auditors.

Our articles of association provide for the minimum statutory notice periods of 21 days’ notice in writing for an annual meeting or an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting.

Extraordinary General Meetings of Shareholders

As provided under Irish law, extraordinary general meetings may be convened:

•	by our directors;

•	on requisition of our shareholders holding not less than 10% of our paid-up share capital carrying voting rights;

•	on requisition of our auditors; or

•	in exceptional cases, by court order.

Extraordinary general meetings are typically held for the purpose of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

In the case of an extraordinary general meeting convened by our shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, our directors have 21 days to convene a meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If our directors do not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of our receipt of the requisition notice.

If our directors become aware that our net assets are not greater than half of the amount of our called-up share capital, they must convene an extraordinary general meeting of our shareholders not later than 28 days from the date that our directors learn of this fact to consider how to address the situation (the meeting to be held within 56 days of that date).

Quorum for General Meetings

Our articles of association provide that no business shall be transacted at any general meeting unless a quorum is present. A quorum shall be two or more persons holding or representing by proxy more than 50% of the total issued voting rights of our shares, provided that if we only have one shareholder, one shareholder present in person or by proxy shall constitute a quorum.

Voting

Under our articles of association, each of our shareholders is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. Neither Irish law nor any of our constituent document places limitations on the right of nonresident or foreign owners to vote or hold our shares.

Except where a greater majority is required by the Irish Companies Act or otherwise prescribed by the articles of association, any question, business or resolution proposed at any general meeting shall be decided by an ordinary resolution (i.e., by a simple majority of the votes cast, in person or by proxy, at a general meeting, provided a quorum is present).

At any of our general meetings, all resolutions will be decided on a show of hands unless a poll is demanded by:

•	the chairman;

•	at least three shareholders present in person or by proxy;

•	any shareholder or shareholders present in person or proxy and holding not less than one-tenth of the total voting rights of all shareholders having the right to vote at such meeting; or

•

any shareholder or shareholders holding shares in our capital conferring the right to vote at the meeting being shares on which an aggregate sum has been paid-up equal to not less than one tenth of the total sum paid-up on all the shares conferring that right.

Irish law requires approval of certain matters by “special resolutions” of the shareholders at a general meeting (i.e., by not less than 75% of the votes cast, in person or by proxy, at a general meeting, provided a quorum is present). Examples of matters requiring special resolutions include:

•	amending our objects or memorandum of association;

•	amending our articles of association;

•	approving a change of our name;

•	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•	opting out of preemption rights on the issuance of new shares;

•	re-registration from a public limited company to a private company;

•	variation of class rights attaching to classes of shares (where the memorandum or articles of association do not provide otherwise);

•	repurchase of our own shares off-market;

•	reduction of our issued share capital;

•	sanctioning a compromise/scheme of arrangement;

•	resolving that we be wound-up by the Irish courts;

•	resolving in favor of a shareholders’ voluntary winding-up; and

•	setting the re-issue price of treasury shares.

Variation of Rights Attaching to a Class or Series of Shares

As a matter of Irish law, unless the memorandum or articles of association provide otherwise, any variation of class rights attaching to our issued shares must be approved: (i) in writing by the holders of 75% or more of the issued shares in that class or (ii) with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class; provided that, if the relevant class of holders has only one holder, that person present in person or by proxy shall constitute the necessary quorum.

Inspection of Books and Records

Under Irish law, shareholders have the right to:

•	receive a copy of our memorandum and articles of association and any act of the Irish government that alters our memorandum of association;

•	inspect and obtain copies of the minutes of our general meetings and resolutions;

•	inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers we maintain;

•	receive copies of balance sheets and directors’ and auditors’ reports that have previously been sent to shareholders prior to an annual general meeting; and

•	receive balance sheets of any of our subsidiaries that have previously been sent to shareholders prior to an annual general meeting for the preceding 10 years.

The auditors’ report must be circulated to the shareholders with our financial statements prepared in accordance with Irish law 21 days before the annual general meeting.

Acquisitions

There are two principal methods used to acquire listed Irish public companies: (i) a takeover offer; or (ii) a scheme of arrangement. Each method is subject to the Irish Takeover Panel Act 1997, as amended, and the Irish Takeover Rules made thereunder. See “—Anti-Takeover Measures” below.

Under a takeover offer, the bidder will make a general offer to the target shareholders to acquire their shares. The offer must be conditional on the bidder acquiring, or having agreed to acquire (pursuant to the offer, or otherwise) securities conferring more than 50% of the voting rights of the target. The bidder may require any remaining shareholders to transfer their shares on the terms of the offer (i.e., a “squeeze out”) if it has acquired, pursuant to the offer, not less than a specific percentage of the target shares to which the offer relates. The percentage for companies listed on regulated markets in the European Economic Area (“EEA”) is 90%. As we are not listed on an EEA regulated market (NYSE only), the relevant applicable percentage for us is 80%. Dissenting shareholders have the right to apply to the High Court of Ireland for relief.

A scheme of arrangement is a statutory procedure which can be utilized to acquire an Irish company. A scheme of arrangement involves the target company putting an acquisition proposal to its shareholders, which can be (i) a transfer scheme, pursuant to which their shares are transferred to the bidder in return for the relevant consideration or (ii) a cancellation scheme, pursuant to which their shares are cancelled in return for the relevant consideration, with the result in each case that the bidder will become the 100% owner of the target company. A scheme of arrangement requires the approval of a majority in number of the shareholders of each class, representing not less than 75% of the shares of each class, present and voting, in person or by proxy, at a general, or relevant class, meeting of the target company. The scheme also requires the sanction of the High Court of Ireland. Subject to the requisite shareholder approval and sanction of the High Court, the scheme will be binding on all shareholders. Dissenting shareholders have the right to appear at the High Court hearing and make representations in objection to the scheme.

There is also a statutory procedure under the European Communities (Cross-Border Mergers) Regulations 2008 whereby a variety of business combinations between Irish companies and other EEA incorporated companies (including mergers) can be effected, although, to date, it has been rarely used for listed public company acquisitions. Among other matters, a cross border merger will require the approval of not less than 75% of the votes cast, in person or by proxy, at a general meeting together with the sanction of the High Court of Ireland.

The Irish Companies Act also contains statutory provisions relating to mergers between Irish companies and mergers between Irish companies and companies from different states within the EEA which are based on the European Communities (Cross-Border Mergers) Regulations 2008.

Appraisal Rights

Under a takeover offer, the bidder may require any remaining shareholders to transfer their shares on the terms of the offer (i.e., a “squeeze out”) if it has acquired, pursuant to the offer, not less than 80% of the target shares to which the offer relates (in the case of a company that is not listed on an EEA regulated market). Dissenting shareholders have the right to apply to the High Court of Ireland for relief.

A scheme of arrangement which has been approved by the requisite shareholder majority and sanctioned by the High Court of Ireland will be binding on all shareholders. Dissenting shareholders have the right to appear at the High Court hearing and make representations in objection to the scheme.

Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish public limited company such as us and a company incorporated in the EEA, a shareholder (i) who voted against the special resolution approving the merger or (ii) of a company in which 90% of the shares are held by the other party to the merger, has the right to request that the company acquire his or her shares for cash at a price determined in accordance with the share exchange ratio set out in the merger agreement.

Similar rights apply under the Irish Companies Act in the case of a merger of an Irish public limited company such as us into another company to which the provisions of the Irish Companies Act apply.

Disclosure of Interests in Shares

Under the Irish Companies Act, there is a notification requirement for shareholders who acquire or cease to be interested in 3% of the shares of an Irish public limited company. A shareholder therefore must make such a notification to us if, as a result of a transaction, the shareholder will be interested in 3% or more of our relevant share capital; or if, as a result of a transaction, a shareholder who was interested in more than 3% of our relevant share capital ceases to be so interested. Where a shareholder is interested in more than 3% of our relevant share capital (i.e., voting shares), any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to us.

The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of our ordinary share capital. Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the previous whole number. All such disclosures should be notified to the company within five business days of the alteration of the shareholder’s interests that gave rise to the requirement to notify.

Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any of our shares, held by such person, shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the High Court of Ireland to have the rights attaching to the shares concerned reinstated.

In addition to the above disclosure requirement, under the Irish Companies Act, we may, by notice in writing, require a person whom we know or have reasonable cause to believe, to be, or at any time during the three years immediately preceding the date on which such notice is issued, to have been, interested in shares comprised in our relevant share capital: (i) to indicate whether or not it is the case and (ii) where such person holds or has during that time held an interest in our shares, to give such further information as we may require, including particulars of such person’s own past or present interests in the shares. Any information given in response to the notice is required to be given in writing within such reasonable time as we may specify in the notice.

Where such a notice is served by us on a person who is or was interested in our shares and that person fails to give us any of the requested information within the reasonable time specified, we may apply to the High Court of Ireland for an order directing that the affected shares be made subject to certain restrictions. Under the Irish Companies Act, the restrictions that may be placed on the shares by the High Court of Ireland are as follows:

•	any transfer of those shares, or, in the case of unissued shares, any transfer of the right to be issued with shares and any issue of shares, shall be void;

•	no voting rights shall be exercisable in respect of those shares;

•	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

•	no payment shall be made of any sums due from Weatherford on those shares, whether in respect of capital or otherwise.

Where the shares are subject to these restrictions, the High Court of Ireland may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

Anti-Takeover Measures

A transaction in which a third party seeks to acquire 30% or more of our voting rights will be subject to the Irish Takeover Panel Act 1997, as amended, and the Irish Takeover Rules made thereunder.

The Irish Takeover Rules regulate the conduct of takeovers of, and certain other transactions affecting, Irish public companies listed on certain stock exchanges (including the NYSE). The Irish Takeover Rules are administered by the Irish Takeover Panel, which has supervisory jurisdiction over such transactions. Among other matters, the Irish Takeover Rules operate to ensure that no offer is frustrated or unfairly prejudiced and, in the case of multiple bidders, that there is a level playing field.

The Irish Takeover Rules are based on the following general principles which will apply to the conduct of takeovers:

•	all holders of securities of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•

the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

•	the board of the target company must act in our interests as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•

false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

•

a bidder must announce an offer only after ensuring that he or she can fulfill in full any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

•	a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

•

a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

The Irish Takeover Rules include mandatory bid rules, share dealing restrictions, confidentiality objections and restrictions on frustrating actions. In particular, the board of directors of a target is not permitted without shareholder approval at a duly convened general meeting to take certain actions which might frustrate a takeover once the board has received an approach which may lead to an offer or has reason to believe an offer is, or may be, imminent.

Irish law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure, although the ability of the board of directors to do so would be subject to their fiduciary duties and, during the course of an offer, the Irish Takeover Rules. However, there is no directly relevant case law on this issue.

Corporate Governance

Our articles of association allocate authority over the day-to-day management of our affairs to the board of directors. The board of directors may then delegate any of its powers, authorities and discretions (with power to sub-delegate) to any committee, consisting of such person or persons (whether directors or not) as it thinks fit, but regardless, the board of directors will remain responsible, as a matter of Irish law, for the proper management of our affairs. Committees may meet and adjourn as they determine proper. Unless otherwise determined by the board of directors, the quorum necessary for the transaction of business at any committee meeting shall be a majority of the members of such committee then in office unless the committee shall consist of one or two members, in which case one member shall constitute a quorum.

Legal Name; Formation; Fiscal Year; Registered Office

Our current legal and commercial name is Weatherford International public limited company. We were incorporated in Ireland on March 3, 2014 as a private limited company with registration number 540406, and re-registered as a public limited company on May 29, 2014. Our fiscal year ends on December 31st and our registered address is 70 Sir Rogerson’s Quay, Dublin 2, Ireland.

Appointment of Directors

Our articles of association provide that the number of directors will not be less than three nor more than 14, subject to (i) automatic increases to accommodate the exercise of the rights of holders of any class or series of shares in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series and/or (ii) any resolution passed increasing the number of directors. The authorized number of directors (within such fixed maximum and fixed minimum numbers) is determined by our directors.

At each annual general meeting of our shareholders, all of our directors serving on the board of directors shall retire from office and be re-eligible for re-election. Upon the resignation or termination of office of any director, if a new director shall be appointed to the board he will be designated to fill the vacancy arising.

No person shall be appointed as a director unless nominated as follows:

•	by the affirmative vote of two-thirds of our board of directors;

•

with respect to election at an annual general meeting, by any shareholder who holds ordinary shares or other shares in our capital carrying the general right to vote at our general meetings, who is a shareholder at the time of the giving of the notice and at the time of the relevant annual general meeting and who timely complies with the notice procedures set out in our articles of association;

•

with respect to election at an extraordinary general meeting requisitioned in accordance with section 178 of the Irish Companies Act, by any shareholder or shareholders who holds ordinary shares or other shares in our capital carrying the general right to vote at our general meetings and who makes such nomination in the written requisition of the extraordinary general meeting and timely complies with the notice procedures set forth in our articles of association; or

•

by holders of any class or series of our shares then in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series, but only to the extent provided in such terms of issue.

Directors shall be appointed as follows:

•	by our shareholders by ordinary resolution at the annual general meeting in each year or at any extraordinary general meeting called for the purpose;

•	by our board in accordance with our articles of association; and

•

so long as there is in office a sufficient number of directors to constitute a quorum of the board in accordance with our articles of association, our directors shall have the power at any time and from time to time to appoint any person to be director, either to fill a vacancy in the board or as an addition to the existing directors provided that the total number of directors shall not at any time exceed the maximum number provided for in the articles of association.

Removal of Directors

Under the Irish Companies Act and notwithstanding anything contained in our memorandum and articles of association or in any agreement between Weatherford and a director, shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term, at a shareholders’ meeting at which the director is entitled to be heard. Our articles of association provide that we may, by ordinary resolution, remove any director before the expiration of his period of office notwithstanding anything in any agreement between Weatherford and the removed director. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against Weatherford in respect of his removal.

Duration; Dissolution; Rights upon Liquidation

Our duration of existence is unlimited. We may be dissolved and wound-up at any time by way of a shareholders’ voluntary winding-up or a creditors’ winding-up. In the case of a shareholders’ voluntary winding-up, a special resolution of shareholders is required. We may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where we have failed to file certain returns.

The rights of our shareholders to a return of our assets on dissolution or winding-up, following the settlement of all claims of creditors, may be prescribed in our articles of association. If our articles of association contain no specific provisions in respect of a dissolution or winding-up, then, subject to the priorities of any creditors, the assets will be distributed to our shareholders in proportion to the paid-up nominal value of the shares held. Our articles of association provide that our ordinary shareholders are entitled to participate pro rata in a winding-up.

Stock Exchange Listing

Our ordinary shares are listed on the NYSE under the symbol “WFT.”

No Liability for Further Calls or Assessments

The shares issued in this offering will be duly and validly issued as fully paid-up.

Transfer and Registration of Shares

Our register of members (our “Official Share Register”), which we are required to maintain under the Irish Companies Act, is maintained by our transfer agent. Registration in the Official Share Register will be determinative of membership. A person who holds shares beneficially will not have his, or her, name entered in the Official Share Register, and for the purposes of Irish law, will not be the registered holder of such shares. Instead, any depository or other nominee whose name is entered in the Official Share Register will be the registered holder of such shares. Accordingly, a transfer of shares from a person who holds shares beneficially to a person who also holds shares beneficially through a depository or other nominee will not be registered in Official Share Register, as the depository or other nominee will remain the registered holder of such shares.

A written instrument of transfer is generally required under Irish law in order to effect a transfer of the registered interest in shares and update the Official Share Register. Accordingly, a written instrument of transfer will be required for transfers of shares: (i) from a registered holder of shares to any other person; (ii) from a person who holds shares beneficially (where the registered interest is held by the depository or other nominee) to another person who wishes, on transfer, to be registered as the registered holder of such shares; (iii) from a person who holds shares beneficially to another person who also wishes, on transfer, to hold such shares beneficially but where the transfer involves a change in the depository or other nominee that is the registered holder of the shares to be transferred; or (iv) by a registered holder into his or her own broker account (or vice versa).

Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer in our Official Share Register. However, a registered holder may transfer shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided that there is no change in the beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a subsequent sale of the shares to a third party.

Any transfer of Weatherford International plc’s ordinary shares that is subject to Irish stamp duty will not be registered in the name of the transferee unless an instrument of transfer is duly stamped and provided to the transfer agent. Weatherford International plc, in its absolute discretion and insofar as the Irish Companies Act 2014 or any other applicable law permit, may, or may provide that a subsidiary of Weatherford International plc will, pay Irish stamp duty arising on a transfer of ordinary shares on behalf of the transferee of such ordinary shares. If stamp duty resulting from the transfer of ordinary shares which would otherwise be payable by the transferee is paid by Weatherford International plc or any of its subsidiaries on behalf of the transferee, then in those circumstances, Weatherford International plc will, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee or the transferor (at its discretion), (ii) set-off the stamp duty against any dividends payable to the transferee of those ordinary shares and (iii) claim a first and permanent lien on the ordinary shares on which stamp duty has been paid by Weatherford International plc or its subsidiary for the amount of stamp duty paid. Weatherford International plc’s lien shall extend to all dividends paid on those ordinary shares. Parties to a share transfer may assume that any Irish stamp duty arising in respect of a transaction in Weatherford International plc’s shares has been paid unless one or both of such parties is otherwise notified by Weatherford International plc.

Our articles of association delegate to our secretary, any assistant secretary or a relevant authorized delegate the authority to execute an instrument of transfer on behalf of a transferor.

To help ensure that our Official Share Register is regularly updated to reflect trading of our shares occurring through electronic systems, we intend to regularly produce such instruments of transfer as may be required to effect any transfers of registered interests in shares. These may involve transactions for which we pay stamp duty, subject to the reimbursement and set-off rights described above. In the event that we notify one or both of the parties to a share transfer that we believe stamp duty is required to be paid in connection with such transfer and that we will not pay such stamp duty, such parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from us for this purpose) or request that we execute an instrument of transfer on behalf of the transferring party in a form determined by us. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to our transfer agent, the transferee named therein will be registered as the registered holder of the relevant shares on our Official Share Register (subject to the matters described below).

The registration of transfers may be suspended by our directors at such times and for such period, not exceeding in the whole 30 days in each year, as our directors may from time to time determine.

Material United States federal income tax considerations

The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (defined below) under present law of an investment in our ordinary shares. The discussion below applies only to U.S. Holders that acquire our ordinary shares in this offering, hold our ordinary shares as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and that have the U.S. dollar as their functional currency. The discussion below is based on the Code, existing and, in some cases, proposed U.S. Treasury regulations, as well as judicial and administrative interpretations thereof, all as of date of this prospectus supplement. All of the foregoing authorities are subject to change or differing interpretation, which change or differing interpretation could apply retroactively and could affect the tax consequences described below. There can be no assurance that the U.S. Internal Revenue Service will not assert a contrary position concerning any of the tax consequences discussed below, nor can there be any assurance that a court will not sustain such a contrary position. This summary does not address any estate or gift tax consequences or any state, local, or non-U.S. tax consequences, nor does it address the Medicare contribution tax on net investment income.

The following discussion does not describe all of the tax consequences that may be relevant to any particular investor or to persons in special tax situations such as:

•	banks;

•	certain financial institutions;

•	real estate investment trusts;

•	regulated investment companies;

•	insurance companies;

•	broker dealers;

•	traders that elect to mark to market;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	certain U.S. expatriates;

•	persons holding our ordinary shares as part of a straddle, hedging, constructive sale, conversion or integrated transaction;

•	persons that actually or constructively own (or are deemed to own) 10% or more of our voting stock;

•	persons who acquired our ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation;

•	“passive foreign investment companies” or “controlled foreign corporations” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	shareholders who purchase or sell their shares as part of a wash sale for tax purposes; and

•	persons holding our ordinary shares through partnerships or other pass-through entities.

PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” applies to a holder that is a beneficial owner of our ordinary shares and is, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized under the laws of the United States, any State thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The tax treatment of an entity treated as a partnership for U.S. federal income tax purposes that holds our ordinary shares generally will depend on such partner’s status and the activities of the partnership. A U.S. Holder that is a partner in such a partnership should consult its tax advisor.

This discussion assumes that we are not, and will not become, a passive foreign investment company, as described below under “—Passive Foreign Investment Company Rules.”

Dividends and other distributions on our ordinary shares

The gross amount of distributions made by us with respect to our ordinary shares (including the amount of any non-U.S. taxes withheld therefrom, if any) generally will be includable in a U.S. Holder’s gross income in the year received as dividend income, but only to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations. With respect to certain non-corporate U.S. Holders (including individuals), dividends may be taxed at the lower capital gains rate applicable to “qualified dividend income,” provided that (1) either our ordinary shares are readily tradable on an established securities market in the United States or we qualify for benefits under the income tax treaty between the U.S. and Switzerland, which we expect to be the case; (2) certain holding period requirements are met; and (3) the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Under U.S. Internal Revenue Service authority, common or ordinary shares generally are considered, for purposes of clause (1) above, to be readily tradable on an established securities market in the United States if they are listed on the NYSE, as are our ordinary shares.

The dividends will generally be foreign source and considered “passive category” income. Non-U.S. taxes withheld therefrom, if any, may be used as a credit against or a deduction (in lieu of credit) in computing the U.S. Holder’s U.S. federal income tax liability, subject to applicable limitations. Non-U.S. taxes eligible for credit are calculated separately with respect to specific classes of foreign source income. An election to deduct non-U.S. taxes instead of claiming foreign tax credits applies to all non-U.S. taxes paid or accrued in the taxable year. If we are a “United States-owned foreign corporation,” however, a portion of the dividends allocable to our U.S. source earnings and profits may be re-characterized as U.S. source. A “United States-owned foreign corporation” is any foreign corporation in which U.S. persons own, directly or indirectly, 50% or more (by vote or by value) of the stock. In general, United States-owned foreign corporations with less than 10% of their earnings and profits attributable to sources within the United States are excepted from these rules. The rules governing the treatment of foreign taxes and foreign tax credits are complex, and U.S. Holders should consult their tax advisors about the impact of these rules in their particular situations.

Sale or other taxable disposition of our ordinary shares

Upon a sale or other taxable disposition of our ordinary shares, a U.S. Holder will recognize a capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized (generally, the sum of cash and the fair market value of other property received) and the U.S. Holder’s tax basis in such ordinary shares. Any such gain or loss generally will be U.S. source gain or loss and will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in our ordinary shares exceeds one year at the time of the disposition. Non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income tax on long-term capital gain at preferential rates. The deductibility of capital losses is subject to significant limitations.

Passive foreign investment company rules

We would be classified as a passive foreign investment company (a “PFIC”), for any taxable year if either: (a) at least 75% of our gross income is “passive income” for purposes of the PFIC rules or (b) at least 50% of the value of our assets (determined on the basis of a quarterly average) produce or are held for the production of passive income. For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock. Under the PFIC rules, if we were considered a PFIC at any time that a U.S. Holder holds our ordinary shares, we would continue to be treated as a PFIC with respect to such holder’s investment unless (i) we cease to be a PFIC and (ii) the U.S. Holder has made a “deemed sale” election under the PFIC rules.

Based on our current and projected methods of operation, we do not expect to be treated as a PFIC for U.S. federal income tax purposes for the current taxable year or in the foreseeable future. This is a factual determination, however, that must be made annually after the close of each taxable year. Therefore, there can be no assurance that we will not be classified as a PFIC for the current taxable year or for any future taxable year.

If we are treated as a PFIC with respect to a U.S. Holder for any taxable year, the U.S. Holder generally would suffer adverse tax consequences, that may include having gains realized on the disposition of the ordinary shares treated as ordinary income rather than capital gain and being subject to punitive interest charges on the receipt of certain distributions and on the proceeds of the sale or other disposition of the ordinary shares. In addition, the U.S. Holder would be deemed to own shares in any of our subsidiaries that are also PFICs and generally would be subject to the treatment described above with respect to any distribution on or disposition of such shares. If we are considered a PFIC, a U.S. Holder will also be subject to information reporting requirements on an annual basis. U.S. Holders should consult their tax advisors about the potential application of the PFIC rules to an investment in our ordinary shares.

U.S. Information reporting and backup withholding

Distributions with respect to our ordinary shares and proceeds from the sale or other taxable disposition of our ordinary shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct U.S. federal taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status may be required to provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such U.S. Holder may obtain a refund from the U.S. Internal

Revenue Service of any excess amounts withheld under the backup withholding rules by timely filing an appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information.

Information with respect to foreign financial assets

Certain U.S. Holders who are individuals and certain entities may be required to report information relating to our ordinary shares, subject to certain exceptions (including an exception for shares held in accounts maintained by certain U.S. financial institutions). Substantial penalties may apply if the U.S. Holder fails to comply with these reporting requirements. U.S. Holders should consult their tax advisors regarding their reporting obligations with respect to their ownership and disposition of our ordinary shares.

Certain Irish tax considerations

The following is a summary of certain Irish tax consequences of the purchase, ownership and disposition of Weatherford International plc shares. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of the shares. The summary relates only to the position of persons who are the absolute beneficial owners of the shares and may not apply to certain other classes of persons such as dealers in securities or shares.

The summary is based upon current Irish tax laws and practice of the Irish Revenue Commissioners, which are subject to prospective or retroactive change. The summary does not constitute tax or legal advice and the comments below are of a general nature only. Each potential investor in the shares should consult their own advisors as to the Irish or other tax consequences of the purchase, beneficial ownership and disposition of the shares including, in particular, the effect of any state or local tax laws.

Tax consequences to holders

Taxation of dividends

The payment of dividends by Weatherford International plc will not be subject to any dividend withholding tax in Ireland provided Weatherford International plc is not a tax resident in Ireland. Weatherford International plc is not currently a tax resident in Ireland.

Sale, exchange or other taxable disposition

Tax on chargeable gains.    Weatherford International plc shareholders that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold the shares in connection with a trade carried on by such shareholders through an Irish branch or agency will not be liable for Irish tax on chargeable gains realized on a subsequent disposal of the shares. A shareholder of Weatherford International plc who is an individual and who is temporarily not a resident in Ireland may, under Irish anti-avoidance legislation, still be liable to Irish tax on any chargeable gain realized upon subsequent disposal of the shares.

Stamp duty.    There is no Irish stamp duty on the issuance of new shares of an Irish incorporated company. The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the price paid or the market value of the shares acquired, whichever is greater. Where Irish stamp duty arises it is generally a liability of the transferee. The Irish stamp duty treatment will vary depending on whether the shares are held through DTC or not.

Shares held through DTC.    A transfer of Weatherford International plc shares effected by means of the transfer of book-entry interests in DTC will not be subject to Irish stamp duty. On the basis that most shares in Weatherford International plc are expected to be held through DTC, it is anticipated that most transfers of shares will be exempt from Irish stamp duty.

Shares held outside of DTC or transferred into or out of DTC.    A transfer of Weatherford International plc shares where any party to the transfer holds such shares outside of DTC may be subject to Irish stamp duty. Shareholders wishing to transfer their shares into (or out of) DTC may do so without giving rise to Irish stamp duty provided:

•	there is no change in the beneficial ownership of such shares as a result of the transfer; and

•	the transfer into (or out of) DTC is not effected in contemplation of a subsequent sale of such shares by a beneficial owner to a third party.

A registered holder may transfer shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided that there is no change in the beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a subsequent sale of the shares to a third party.

Any transfer of Weatherford International plc’s ordinary shares that is subject to Irish stamp duty will not be registered in the name of the transferee unless an instrument of transfer is duly stamped and provided to the transfer agent. Weatherford International plc, in its absolute discretion and insofar as the Irish Companies Act 2014 or any other applicable law permit, may, or may provide that a subsidiary of Weatherford International plc will, pay Irish stamp duty arising on a transfer of ordinary shares on behalf of the transferee of such ordinary shares. If stamp duty resulting from the transfer of ordinary shares which would otherwise be payable by the transferee is paid by Weatherford International plc or any of its subsidiaries on behalf of the transferee, then in those circumstances, Weatherford International plc will, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee or the transferor (at its discretion), (ii) set-off the stamp duty against any dividends payable to the transferee of those ordinary shares and (iii) claim a first and permanent lien on the ordinary shares on which stamp duty has been paid by Weatherford International plc or its subsidiary for the amount of stamp duty paid. Weatherford International plc’s lien shall extend to all dividends paid on those ordinary shares. Parties to a share transfer may assume that any Irish stamp duty arising in respect of a transaction in Weatherford International plc’s shares has been paid unless one or both of such parties is otherwise notified by Weatherford International plc.

Capital acquisitions tax.    Irish capital acquisitions tax (“CAT”) comprises principally gift tax and inheritance tax. CAT could apply to a gift or inheritance of Weatherford International plc shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because Weatherford International plc shares are regarded as property situated in Ireland as the share register of Weatherford International plc must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is levied at a rate of 33% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (i) the relationship between the donor and the donee and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax-free threshold of €280,000 in respect of taxable gifts or inheritances received from their parents. Weatherford International plc shareholders should consult their own tax advisors as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

EACH SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH SHAREHOLDER.

Certain Swiss tax considerations

The following is a summary of certain Swiss tax consequences of the purchase, ownership and disposition of Weatherford International plc shares for non-Swiss holders. The summary does not purport to be a comprehensive description of all of the Swiss tax considerations that may be relevant to a decision to purchase, own or dispose of the shares.

The summary is based upon current Swiss tax laws, applicable court decisions and the practice of the relevant Swiss tax administrations, which are subject to prospective or retroactive change. The summary does not constitute tax or legal advice and the comments below are of a general nature only. Potential investors in the shares should consult their own advisors as to the Swiss or other tax consequences of the purchase, beneficial ownership and disposition of the shares including, in particular, the effect of any federal or cantonal/communal tax laws.

The Swiss tax consequences to potential Swiss holders (Swiss tax residents or holders with any other taxable presence in Switzerland) of Weatherford International plc shares are not covered in this summary. It is recommended that any Swiss holders consult their own advisors as to the Swiss or other tax consequences of the purchase, beneficial ownership and disposition of the shares.

The Swiss tax consequences discussed below are not a complete analysis or listing of all the possible Swiss tax consequences that may be relevant to you. You should consult your own tax advisor in respect of the Swiss tax consequences related to the receipt, ownership, purchase, sale or other disposition of Weatherford International plc shares and the procedures for claiming a refund of Swiss withholding tax.

Swiss income tax on dividends and similar distributions

A non-Swiss holder will not be subject to Swiss income taxes on dividend income and similar distributions in respect of Weatherford International plc shares, unless the shares are attributable to a permanent establishment, a fixed place of business maintained in Switzerland or another taxable presence in Switzerland of such non-Swiss holder. However, dividends and similar distributions are subject to Swiss withholding tax. See “—Swiss Withholding Tax on Distributions to Shareholders.”

Swiss wealth tax

A non-Swiss holder will not be subject to Swiss wealth taxes unless the holder’s Weatherford International plc shares are attributable to a permanent establishment, a fixed place of business maintained in Switzerland or another taxable presence in Switzerland of such non-Swiss holder.

Swiss income tax on capital gains upon disposal, exchange or other disposition of Weatherford International plc shares

A non-Swiss holder will not be subject to Swiss income tax on capital gains upon disposal, exchange or other disposition of the shares unless the holder’s shares are attributable to a permanent establishment, a fixed place of business maintained in Switzerland or another taxable presence in Switzerland of such non-Swiss holder.

Swiss withholding tax on distributions to shareholders

A Swiss withholding tax of 35% is due on dividends and similar distributions to the shareholders of Weatherford International plc regardless of the place of residency of such shareholders (subject to the exceptions discussed under “—Exemption from Swiss Withholding Tax on Distributions to Shareholders” below). Weatherford International plc, as a Swiss tax resident company, will be required to withhold at such rate and remit on a net basis any payments made to a holder of Weatherford International plc shares and pay such withheld amounts to the Swiss federal tax authorities. Please see “—Refund of Swiss Withholding Tax on Dividends and Other Distributions.”

Exemption from Swiss withholding tax on distributions to shareholders

Under present Swiss tax law, distributions to shareholders in relation to a reduction of par value are exempt from Swiss withholding tax. Also exempt from Swiss withholding tax are distributions to shareholders that are made out of qualifying capital contribution reserves (Kapitaleinlagereserven) according to the relevant Swiss tax laws (often called “qualifying additional paid-in capital”).

Repurchases of shares

Based on the present Swiss tax laws, repurchases of shares for the purposes of capital reduction are treated as a partial liquidation subject to the 35% Swiss withholding tax. However, for shares repurchased for capital reduction, the portion of the repurchase price attributable to (i) the par value of the shares repurchased, and (ii) qualifying capital contribution reserves according to the applicable Swiss tax laws will not be subject to the Swiss withholding tax.

Upon a repurchase of shares, Weatherford International plc would pay to a holder of Weatherford International plc shares the purchase price minus any applicable Swiss withholding tax and pay such withholding tax to the Swiss federal tax authorities.

With respect to the refund of Swiss withholding tax from the repurchase of shares, see “—Refund of Swiss Withholding Tax on Dividends and Other Distributions” below.

The repurchase of shares for purposes other than capital reduction, such as to retain such shares as treasury shares, will generally not be subject to Swiss withholding tax provided that a certain maximum percentage threshold for treasury shares (typically 10%) is observed and that the treasury shares are re-sold or used within certain time limits as foreseen by the applicable Swiss tax laws.

Refund of Swiss Withholding tax on dividends and other distributions

Non-Swiss holders.    If the shareholder that receives a distribution from Weatherford International plc is not a Swiss tax resident, does not hold the Weatherford International plc shares in connection with a permanent establishment or a fixed place of business maintained in Switzerland, and resides in a country that has entered into a treaty for the avoidance of double taxation with Switzerland for which the conditions for the application and protection of and by the treaty are met, then the shareholder may be entitled to a full or partial refund of the withholding tax described above. The procedures for claiming treaty refunds (and the time frame required for obtaining a refund) may differ from country to country.

Switzerland has entered into bilateral treaties for the avoidance of double taxation with respect to income taxes with numerous countries, including the United States, whereby under certain circumstances all or part of the withholding tax may be refunded.

U.S. holders.    The Swiss-U.S. tax treaty provides that U.S. residents eligible for benefits under the treaty can seek a refund of the Swiss withholding tax on dividends for the portion exceeding 15% (leading to a refund of 20%) or a 100% refund in the case of qualified pension funds. A 5% treaty rate would apply for a U.S. corporate shareholder holding a qualifying investment of at least 10% in Weatherford International plc.

As a general rule, the refund will be granted under the treaty if the U.S. resident can show evidence of:

•	beneficial ownership;

•	U.S. residency; and

•	meeting the U.S.-Swiss tax treaty’s limitation on benefits requirements.

The claim for refund must be filed with the Swiss federal tax authorities (Eigerstrasse 65, 3003 Berne, Switzerland), not later than December 31 of the third year following the year in which the dividend payments became due. The relevant Swiss tax form is Form 82C for companies, 82E for other entities and 82I for individuals. These forms can be obtained from any Swiss Consulate General in the United States or from the Swiss federal tax authorities at the address mentioned above. Each form needs to be filled out in triplicate, with each copy duly completed and signed before a notary public in the United States. You must also include evidence that withholding tax was withheld at the source.

Swiss stamp duties

Stamp duties in relation to the transfer of Weatherford International plc shares.    The purchase or sale of Weatherford International plc shares in the secondary market may be subject to Swiss transfer stamp duty irrespective of the place of residency of the purchaser or seller if the transaction takes place through or with a Swiss bank or other Swiss securities dealer, as those terms are defined in the Swiss Federal Stamp Duty Act and no exemption applies in the specific case. If a purchase or sale is not entered into through or with a Swiss bank or other Swiss securities dealer, then no transfer stamp duty will be due. The applicable transfer stamp duty rate would be 0.15% for each of the two parties to a transaction provided that no (partial) exemption applies and is calculated based on the purchase price or sale proceeds. If the transaction does not involve cash consideration, the transfer stamp duty is computed on the basis of the market value of the consideration.

The proceeds paid to Weatherford International plc for the issuance of new shares, to the extent no exemption applies, is subject to issuance stamp duty levied at 1%. This duty will be paid by Weatherford International plc.

EACH SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH SHAREHOLDER.

Underwriting

J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of ordinary shares set forth opposite the underwriter’s name.

Underwriter	Number of ordinary shares

J.P. Morgan Securities LLC	30,000,000

Morgan Stanley & Co. LLC	30,000,000

Citigroup Global Markets Inc	4,800,000

Credit Agricole Securities (USA) Inc	4,800,000

Deutsche Bank Securities Inc	4,800,000

Mitsubishi UFJ Securities (USA), Inc	4,800,000

RBC Capital Markets, LLC	4,800,000

Wells Fargo Securities, LLC	4,800,000

Barclays Capital Inc	2,400,000

Skandinaviska Enskilda Banken AB	2,400,000

TD Securities (USA) LLC	2,400,000

HSBC Securities (USA) Inc	1,500,000

UniCredit Capital Markets LLC	1,500,000

BBVA Securities Inc	1,000,000

Total	100,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the ordinary shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the ordinary shares (other than those covered by the underwriters’ option to purchase additional ordinary shares described below) if they purchase any of the ordinary shares.

The underwriters initially propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.1017 per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more ordinary shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 15,000,000 additional ordinary shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional ordinary shares approximately proportionate to that underwriter’s initial purchase commitment. Any ordinary shares issued or sold under the option will be issued and sold on the same terms and conditions as the other ordinary shares that are the subject of this offering.

We, our executive officers and directors have agreed that, subject to certain limited exceptions, for a period of 60 days from the date of this prospectus supplement, we and they will not, without the prior written consent of J.P Morgan Securities LLC and Morgan Stanley & Co. LLC, dispose of or hedge any ordinary shares or any securities convertible into or exchangeable for our ordinary shares. J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The ordinary shares are listed on the NYSE under the symbol “WFT.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ordinary shares.

	Paid by Weatherford
	No exercise	Full exercise
Per ordinary share	$0.1695	$0.1695
Total	$16,950,000	$19,492,500

We estimate that our portion of the total expenses of this offering, excluding the underwriting discounts and commissions, will be $1.0 million.

In connection with the offering, the underwriters may purchase and sell ordinary shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional ordinary shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of ordinary shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of ordinary shares in an amount up to the number of ordinary shares represented by the underwriters’ option to purchase additional ordinary shares.

•	“Naked” short sales are sales of ordinary shares in an amount in excess of the number of ordinary shares represented by the underwriters’ option to purchase additional ordinary shares.

•	Covering transactions involve purchases of ordinary shares either pursuant to the underwriters’ option to purchase additional ordinary shares or in the open market in order to cover short positions.

•

To close a covered short position, the underwriters must purchase ordinary shares in the open market or must exercise the option to purchase additional ordinary shares. In determining the source of ordinary shares to close the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the underwriters’ option to purchase additional ordinary shares.

•

To close a naked short position, the underwriters must purchase ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Stabilizing transactions involve bids to purchase ordinary shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ordinary shares. They may also cause the price of the ordinary shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of interest

Because affiliates of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are lenders under our revolving credit facility and will receive 5% or more of the net proceeds of this offering due to the repayment of portions of our revolving credit facility by us, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our ordinary shares. In accordance with Rule 5121, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder. See “Use of Proceeds.”

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under Weatherford’s revolving credit facility and its other credit facilities. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to prospective investors in the European Economic Area

In relation to each member state of the EEA that has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer of ordinary shares described in this prospectus supplement may not be made to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of ordinary shares to the public in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to at any time fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ordinary shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for the ordinary shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.

The sellers of the ordinary shares have not authorized and do not authorize the making of any offer of ordinary shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the ordinary shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the ordinary shares, other than the underwriters, is authorized to make any further offer of the ordinary shares on behalf of the sellers or the underwriters.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to prospective investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to prospective investors in France

Neither this prospectus supplement nor any other offering material relating to the ordinary shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the EEA and notified to the Autorité des Marchés Financiers. The ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the ordinary shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the ordinary shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ordinary shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621- 8-3 of the French Code monétaire et financier.

Notice to prospective investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to prospective investors in Japan

The ordinary shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Act and (ii) in compliance with any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b) where no consideration is or will be given for the transfer;

(c) where the transfer is by operation of law;

(d) as specified in Section 276(7) of the SFA; or

(e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to prospective investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Legal matters

The validity of the ordinary shares being offered by this prospectus supplement and the accompanying prospectus with respect to the laws of Ireland will be passed upon for us by Matheson, and certain other legal matters will be passed upon for us by Latham & Watkins LLP. Certain legal matters will be passed upon for the underwriters by Morrison & Foerster LLP, New York, New York. Limited and certain legal matters of Irish law will be passed upon by A&L Goodbody.

Experts

The consolidated financial statements and schedule of Weatherford International plc as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where you can find additional information

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Our ordinary shares are listed on the NYSE under the symbol “WFT.” Our reports and other information filed with the SEC can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

We also make available free of charge on our Internet website at www.weatherford.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file those documents with the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider information contained on our website as part of this prospectus supplement.

Incorporation by reference

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. Except to the extent that therein information is deemed furnished and not filed pursuant to securities laws and regulations, this prospectus supplement incorporates by reference the documents set forth below that we previously filed with the SEC. You should not assume that the information in this prospectus supplement is current as of the date other than the date on the cover page of this prospectus supplement. These documents contain important information about us. Information that we file later with the SEC will automatically update and supersede this information.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 16, 2016;

•	Our Definitive Proxy Statement on Schedule 14A filed on March 29, 2015;

•	Our Current Report on Form 8-K, as filed with the SEC on February 4, 2016; and

•	The description of our ordinary shares contained in Item 8.01 of our Current Report on Form 8-K, as filed with the SEC on June 17, 2014.

You may request a copy of any document incorporated by reference in this prospectus supplement and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Weatherford International plc

Attention: Investor Relations

2000 St. James Place

Houston, Texas 77056

(713) 836-4000

PROSPECTUS

Weatherford International plc

(an Irish public limited company)

Ordinary shares

Guarantees of debt securities

Weatherford International Ltd.

(a Bermuda exempted company )

Debt securities

Guarantees of debt securities

Weatherford International, LLC

(a Delaware limited liability company)

Debt securities

Guarantees of debt securities

Weatherford International plc, a public limited company organized under the laws of Ireland (“Weatherford Ireland”), Weatherford International Ltd., a Bermuda exempted company (“Weatherford Bermuda”), and Weatherford International, LLC, a Delaware limited liability company (“Weatherford Delaware”), may offer the above listed securities, or any combination thereof, and sell from time to time in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering. Weatherford Ireland, Weatherford Bermuda and Weatherford Delaware may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, selling securityholders may sell these securities, from time to time, on terms described in the applicable prospectus supplement.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision. This prospectus may not be used to consummate sales of securities of Weatherford Ireland, Weatherford Bermuda or Weatherford Delaware, unless it is accompanied by a prospectus supplement.

The ordinary shares of Weatherford Ireland are traded under the symbol “WFT” on the New York Stock Exchange.

Investing in our securities involves risk. You should carefully review the risks and uncertainties described under the headings “Forward-Looking Statements” on page 4 and “Risk Factors” on page 5 herein and in the applicable prospectus supplement and any related free writing prospectus and under similar headings in the other documents incorporated by reference into this prospectus and the accompanying prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 17, 2014.

i

About this prospectus

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” under the U.S. Securities Act of 1933, as amended, which we refer to as the “Securities Act,” using a “shelf” registration process. Under this shelf registration process, Weatherford Ireland, Weatherford Bermuda or Weatherford Delaware may, over time, offer and sell an indeterminate amount of the securities described in this prospectus in one or more offerings. This prospectus describes some of the general terms that may apply to the securities that Weatherford Ireland, Weatherford Bermuda or Weatherford Delaware may offer and the general manner in which the securities may be offered. Each time Weatherford Ireland, Weatherford Bermuda or Weatherford Delaware offer securities, Weatherford Ireland, Weatherford Bermuda or Weatherford Delaware will provide one or more prospectus supplements that will contain specific information about the terms of the securities being offered and the manner in which they may be offered. A prospectus supplement may also add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. We urge you to read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” You should rely only on the information incorporated by reference or provided in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer to sell in any jurisdiction in which the offer is not permitted.

You should not assume that the information in this prospectus, any prospectus supplement, any related free writing prospectus and any document incorporated by reference is accurate as of any date other than the dates of those documents. Neither the delivery of this prospectus or any applicable prospectus supplement or other offering material (including any free writing prospectus) nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or other offering material or in our affairs since the date of this prospectus or any applicable prospectus supplement or other offering material.

Unless the context requires otherwise or unless otherwise noted, as used in this prospectus or any prospectus supplement:

•	“Weatherford Ireland” refers to Weatherford International plc, an Irish public limited company.

•	“Weatherford Bermuda” refers to Weatherford International Ltd., a Bermuda exempted company and wholly owned, indirect subsidiary of Weatherford Ireland.

•	“Weatherford Delaware” refers to Weatherford International, LLC, a Delaware limited liability company and wholly owned, indirect subsidiary of Weatherford Ireland.

•	“We,” “us” or “our” refers to Weatherford Ireland and its subsidiaries (including Weatherford Bermuda and Weatherford Delaware) on a consolidated basis.

Consent under the Exchange Control Act of 1972 (and its related regulations) has been granted by the Bermuda Monetary Authority for the issue and transfer of securities of Bermuda companies (other than equity securities) to and between non-residents of Bermuda for exchange control purposes. In granting such consent, the Bermuda Monetary Authority accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus or any accompanying prospectus supplement.

About us

We are one of the world’s leading providers of equipment and services used in the drilling, evaluation, completion, production and intervention of oil and natural gas wells. We conduct operations in over 100 countries and have service and sales locations in nearly all of the oil and natural gas producing regions in the world.

Weatherford Ireland is incorporated in Ireland and is the ultimate parent company of the Weatherford group. Each of Weatherford Bermuda and Weatherford Delaware is an indirect, wholly owned subsidiary of Weatherford Ireland. Weatherford Ireland currently conducts all of its operations through its subsidiaries, including Weatherford Bermuda and Weatherford Delaware.

Our principal executive offices are located at Bahnhofstrasse 1, 6340 Baar, Switzerland and our telephone number at that location is +41.22.816.1500.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and at our website at www.weatherford.com. Information on our website is not incorporated by reference in this prospectus. You may also access, read and copy at prescribed rates any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. In addition, our SEC filings may be read and copied at the New York Stock Exchange at 11 Wall Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information that we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to other documents we have filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	Weatherford Switzerland’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on February 25, 2014;

•	Weatherford Switzerland’s Amendment No. 1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on April 16, 2014;

•	Weatherford Switzerland’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as filed with the SEC on April 29, 2014;

•

Weatherford Switzerland’s Current Reports on Form 8-K (other than information furnished rather than filed and corresponding information furnished under Item 9.01 or included as an exhibit thereto) filed with the SEC on February 3, 2014, February 25, 2014, March 4, 2014, April 2, 2014, April 10, 2014, April 24, 2014 and June 17, 2014;

•

Weatherford Ireland’s Current Report on Form 8-K (other than information furnished rather than filed and corresponding information furnished under Item 9.01 or included as an exhibit thereto), as filed with the SEC on June 17, 2014; and

•	The description of Weatherford Ireland’s Ordinary Shares contained in Item 8.01 of Weatherford Ireland’s Current Report on Form 8-K, as filed with the SEC on June 17, 2014.

In addition, all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” (other than information furnished rather than filed and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit thereto), shall be deemed to be incorporated by reference into this prospectus.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at our U.S. Investor Relations Department at the following address or calling the following number:

Weatherford International Ltd.

Attention: Investor Relations

2000 St. James Place

Houston, Texas 77056

(713) 836-4000

Forward-looking statements

This prospectus includes, and any accompanying prospectus supplement may include, various statements relating to future financial performance and results, including certain projections, business trends and other statements that are not historical facts. These statements constitute “Forward-Looking Statements” as defined in the Securities Act and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions, although not all forward-looking statements contain these identifying words.

Forward-looking statements reflect our beliefs and expectations based on current estimates and projections. While we believe these expectations, and the estimates and projections on which they are based, are reasonable and were made in good faith, these statements are subject to numerous risks and uncertainties. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecasted in the forward-looking statements. Furthermore, from time to time, we update the various factors we consider in making our forward-looking statements and the assumptions we use in those statements. However, we undertake no obligation to correct, update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required under federal securities laws. The following sets forth various assumptions we use in our forward-looking statements, as well as risks and uncertainties relating to those statements. Certain of the risks and uncertainties may cause actual results to be materially different from projected results contained in forward-looking statements in this prospectus and in our other disclosures. These risks and uncertainties include, but are not limited to, those described below under “Risk Factors” and the following:

•	global political, economic and market conditions, political disturbances, war, or terrorist attacks, changes in global trade policies, and international currency fluctuations;

•	our inability to realize expected revenues and profitability levels from current and future contracts;

•	our ability to manage our workforce, supply chain and business processes, information technology systems, and technological innovation and commercialization;

•	increases in the prices and availability of our raw materials;

•	nonrealization of expected reductions in our effective tax rate;

•	nonrealization of expected benefits from our acquisitions or business dispositions;

•	downturns in our industry which could affect the carrying value of our goodwill;

•	member country quota compliance within Organization of Petroleum Exporting Countries;

•	adverse weather conditions in certain regions of our operations;

•	failure to ensure on-going compliance with current and future laws and government regulations, including but not limited to environmental and tax and accounting laws, rules and regulations; and

•	limited access to capital or significantly higher cost of capital related to liquidity or uncertainty in the domestic or international financial markets.

Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the SEC under the Exchange Act, and the Securities Act. For additional information regarding risks and uncertainties, see “Where You Can Find More Information.”

Risk factors

Investing in our securities involves risk. There are important factors that could cause our actual results, level of activity or performance to differ materially from our past results of operations or from the results, level of activity or performance implied by the forward-looking statements contained in this prospectus or in any prospectus supplement. In particular, you should carefully consider the risk factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, as amended, which is incorporated by reference into this prospectus. Other sections of this prospectus, any prospectus supplement and the documents incorporated by reference may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for us to predict all risk factors, nor can we assess the impact of all risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. These risks could materially and adversely affect our business, financial condition or operating results and could result in a partial or complete loss of your investment.

Use of proceeds

Unless otherwise specified in a prospectus supplement, we will use the net proceeds received by us from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes. We may invest funds not required immediately for such purposes in marketable securities and short-term investments. We will not receive any of the proceeds from the sale of our securities by selling securityholders offered by this prospectus.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Three Months Ended	Years Ended
	March 31, 2014	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	—(1)	—(1)	—(1)	2.30x	1.34x	1.51x

(1)	For the three months ended March 31, 2014 and for the years ended December 31, 2013 and 2012, earnings before fixed charges were inadequate to cover fixed charges by $7 million, $211 million and $349 million, respectively.

For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. “Earnings” represent the aggregate of (a) our earnings (loss) before income taxes, minority interest, discontinued operations and equity in earnings of unconsolidated investees and (b) fixed charges, net of interest capitalized plus (c) distributed income from equity investments. “Fixed charges” represent interest (whether expensed or capitalized), the amortization of capitalized debt costs and original issue discount and that portion of rental expense on operating leases deemed to be the equivalent of interest.

Description of securities

We will set forth in the applicable prospectus supplement a description of the ordinary shares, debt securities and guarantees that may be offered under this prospectus.

Selling securityholders

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated herein by reference.

Plan of distribution

We or selling securityholders may offer and sell the securities that may be offered pursuant to this prospectus to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will set forth in the applicable prospectus supplement a description of the specific plan of distribution of the securities that may be offered pursuant to this prospectus.

Legal matters

Certain U.S. legal matters in connection with the securities will be passed upon for us by Baker & McKenzie LLP. Certain Bermuda legal matters in connection with the securities will be passed upon for us by our special Bermuda counsel, Conyers Dill & Pearman Limited. Certain Irish legal matters in connection with the securities will be passed upon for us by our special Irish counsel, Matheson. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the accompanying prospectus supplement.

Experts

The consolidated financial statements and schedule of Weatherford Switzerland as of December 31, 2013, and for the year ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Weatherford International Switzerland as of December 31, 2012, and for each of the two years in the period then ended, included in Weatherford Switzerland’s Annual Report (Form 10-K) for the year ended December 31, 2013 (including the schedule for each of the two years in the period ended December 31, 2012 appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

Interests of named experts and counsel

Certain Bermuda legal matters in connection with the debt securities or guarantees that Weatherford Bermuda may issue under a prospectus supplement will be passed upon for Weatherford Bermuda by its special Bermuda counsel, Conyers Dill & Pearman Limited. An employee of that firm’s affiliated company, Codan Services Limited, is Weatherford Bermuda’s secretary.

Weatherford International plc

100,000,000 Ordinary shares

Prospectus supplement

Joint Book-Running Managers

J.P. Morgan	Morgan Stanley

Senior Co-Managers

Citigroup	Credit Agricole CIB
Deutsche Bank Securities	MUFG
RBC Capital Markets	Wells Fargo

Co-Managers

Barclays	SEB
TD Securities	HSBC
UniCredit Capital Markets	BBVA

MARCH 1, 2016